Exhibit 99.1

FOR IMMEDIATE RELEASE

COMMSCOPE ANNOUNCES RECORD SECOND QUARTER 2007 RESULTS

•                  Record diluted EPS of $0.83; up over 90 percent year over year, excluding special items

•                  Record second quarter sales of $519 million, up 26 percent year over year

•                  Operating income more than doubles year over year to $86 million; operating margin rises to 16.6 percent

•                  Orders of $548 million, up 12 percent year over year

•                  Raises calendar-year 2007 financial guidance

Hickory, NC — (July 30, 2007) CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, today announced record second quarter results for the period ended June 30, 2007.  The company reported second quarter sales of $519.1 million and net income of $61.1 million, or $0.83 per diluted share.

For the second quarter of 2006, CommScope reported sales of $411.9 million and net income of $46.6 million, or $0.65 per diluted share.  The reported second quarter 2006 net income included an after-tax gain of $18.6 million related to the recovery on a note receivable from OFS BrightWave, LLC and after-tax charges of $2.6 million related to restructuring costs.  Excluding these special items, adjusted earnings were $30.6 million, or $0.43 per diluted share.

“We are pleased to deliver another record quarter as we expand our global leadership in infrastructure solutions for communications networks,” said CommScope Chairman and Chief Executive Officer, Frank M. Drendel.  “We believe that customer demand for bandwidth remains strong and we look forward to building upon positive industry fundamentals.

“We are also excited about the pending acquisition of Andrew Corporation, which we announced last month.  We are moving forward and continue to expect the transaction to close before the end of 2007,” Drendel added.

Sales Overview

Sales for the second quarter of 2007 increased 26.0 percent year over year, driven by increased customer demand across all business segments and price increases in the Enterprise and Broadband segments due to higher material costs, which were implemented in the first half of 2006.  The company experienced particularly strong sales growth in the Carrier segment. Below is a sales summary:

	Second	First	Second
	Quarter	Quarter	Quarter	% Change
($ in millions)	2007	2007	2006	YOY	Sequential
Enterprise	$239.4	$200.9	$205.1	16.7%	19.2%
Broadband	163.4	148.1	136.5	19.7%	10.3%
Carrier	116.7	87.1	71.0	64.4%	34.0%
Inter-segment eliminations	(0.4)	(0.6)	(0.7)

Total CommScope Net Sales	$519.1	$435.5	$411.9	26.0%	19.2%

Enterprise segment sales rose 16.7 percent year over year to $239.4 million, primarily due to higher sales volume, favorable mix and price increases implemented in 2006 in response to higher costs.  CommScope continues to experience success with its high-performance and industry-leading products, including the SYSTIMAX® GigaSPEED® X10D unshielded twisted pair cabling solution and the innovative iPatch® Real Time Infrastructure Management System, as enterprises upgrade their networks to manage expected bandwidth requirements.  Enterprise sales grew in all geographic regions.

Broadband segment sales rose 19.7 percent year over year to $163.4 million, primarily due to higher sales volumes, price increases implemented in the first half of 2006 in response to higher material costs and the positive impact of the Signal Vision, Inc. acquisition, which closed on May 1, 2007.  Competition between cable television and telephone companies has resulted in ongoing investment in their networks to support expanded video, data and voice services, which has stimulated Broadband sales.  Broadband sales growth in the quarter was strongest in the Latin American and North American regions.

Carrier segment sales increased 64.4 percent year over year to $116.7 million.  This robust growth is primarily the result of large domestic wireline carriers continuing to deploy broadband services to their customers.  The Carrier segment has been CommScope’s fastest growing and most volatile segment.

Total international sales for the second quarter of 2007 rose 20.5 percent year over year to $160.1 million, or approximately 30.8 percent of total company sales.

External orders booked in the second quarter of 2007 were $548.3 million, up 12.2 percent from the year-ago quarter.

Andrew Acquisition

On June 27, 2007, CommScope and Andrew Corporation (NASDAQ: ANDW ) announced a definitive agreement, unanimously approved by their respective Boards of Directors, under which CommScope will acquire all of the outstanding shares of Andrew for $15.00 per share, at least 90 percent in cash.  The combined company will be a global leader in infrastructure solutions for communications networks, including structured cabling solutions for the business enterprise; broadband cable and apparatus for cable television applications; and antenna and cable products, base station subsystems, coverage and capacity systems, and network solutions for wireless applications.

“With this acquisition, we are advancing CommScope’s position as a worldwide leader in ‘last mile’ solutions and are creating important cost reduction and growth opportunities that we believe will drive increased shareholder value,” Drendel stated.  “We intend to build upon the complementary global product offerings to provide customers with a broader array of infrastructure solutions for video, voice, data and mobility.”

The total transaction value is approximately $2.6 billion, based on Andrew’s estimated 176 million shares outstanding on a fully diluted basis, which includes shares associated with Andrew’s existing convertible notes.  CommScope expects to fund the cash portion of the purchase price through a combination of new credit facilities and available cash on hand.  CommScope has obtained customary fully underwritten debt financing commitment letters from Bank of America and Wachovia Bank, N.A. (and their respective affiliates). The transaction is expected to close before the end of 2007 and is not conditioned on receipt of financing by CommScope.

The transaction is subject to completion of customary closing conditions, including effectiveness of a registration statement on Form S-4, approval by Andrew’s stockholders, clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other applicable laws or regulations.  On July 16, 2007, CommScope and Andrew submitted their pre-merger notification filings as required under the Hart-Scott-Rodino Act.

Other Second Quarter Highlights

•                  CommScope was added to the annual FORTUNE 1000 list of the largest corporations in the United States.  With 2006 sales of $1.62 billion, CommScope was ranked No. 11 in the “Network and Other Communications Equipment” industry by FORTUNE magazine, alongside the nation’s other leading communication technology companies.

•                  CommScope acquired substantially all the assets and assumed certain current liabilities of Signal Vision, Inc., a leading supplier of broadband radio frequency subscriber products.  Signal Vision’s product lines include passives, indoor amplifiers and addressable taps. Signal Vision had revenues of less than $30 million in 2006.

•                  SYSTIMAX® Solutions™ extended its product portfolio through several product introductions, including the global launch of the SYSTIMAX® GigaSPEED® X10D FTP (Foiled Twisted Pair) solution.  The GigaSPEED X10D FTP solution was developed for customers around the world with a strong preference for FTP solutions and is designed to support and exceed the IEEE 802.3an 10GBASE-T (10 Gb/s Ethernet over twisted pair cabling) standard ratified last summer.  Earlier in the quarter, SYSTIMAX® Solutions was the first to showcase a live 10GBASE-T demonstration over 100 meters using its GigaSPEED X10D UTP (Unshielded Twisted Pair) cabling solution in concert with Solarflare Communications Solarstorm™ 10GBASE-T server adapters.

•                  CommScope successfully deployed the BrightPath™ system with three major broadband cable operators and has installations pending with three additional cable customers.  BrightPath is an innovative Fiber-To-The-Home (FTTH) distribution system designed to work seamlessly with existing Hybrid-Fiber-Coax (HFC) networks.  BrightPath is fully compatible with the existing DOCSIS-based headend and subscriber equipment, which allows operators to cost-effectively deliver their suite of analog, digital and interactive services over fiber to the home.  It can be deployed selectively in new build applications to provide a competitive advantage with lower upfront cost and maintenance relative to a traditional passive optical network (PON).

•                  Gross margin for the second quarter of 2007 was 31.3 percent, up nearly 500 basis points year over year.  The gross margin improvements were primarily due to higher sales levels, the impact of cost management efforts, favorable mix and the positive impact of price increases implemented in 2006 for certain products in response to increases in the cost of raw materials.

•                  SG&A for the second quarter of 2007 was $67.6 million or 13.0 percent of sales, compared to $58.3 million or 14.1 percent of sales in the year-ago quarter.  SG&A declined as a percentage of sales primarily due to higher sales levels.

•                  Second quarter 2007 results include $2.4 million of pretax equity-based compensation expense in accordance with SFAS No. 123(R).

•                  Operating income for the second quarter of 2007 more than doubled year over year to $86.4 million, or 16.6 percent of sales.  In the year-ago quarter, operating income was $38.1 million, or 9.2 percent of sales.  Excluding restructuring costs, operating income would have been $42.1 million, or 10.2 percent of sales, for the year-ago quarter.

•                  Total depreciation and amortization expense was $12.5 million for the second quarter of 2007.

•                  Net cash provided by operating activities in the second quarter of 2007 was $47.2 million.  Capital spending in the quarter was $7.2 million.

Outlook

CommScope management provided the following guidance for the third quarter and calendar year 2007, without giving effect to the proposed acquisition of Andrew.

Third Quarter 2007

•             For the third quarter of 2007, revenue is expected to be $510 - $530 million and operating margin is expected to be 15.5 percent to 16.5 percent, excluding special items.

Calendar Year 2007

•             For calendar year 2007, the company has increased its revenue and operating margin guidance.  CommScope now expects revenue in the range of $1.90 - $1.94 billion and operating margin of 15.25 percent to 15.50 percent, excluding special items.

•             The effective tax rate is expected to be 31 percent to 33 percent.

The company’s previous calendar year 2007 guidance was sales of $1.84 - $1.89 billion and operating margin of 13.5 percent - 14.5 percent, excluding special items.

“Our revised revenue guidance reflects expectations of continued strength across all of our business segments,” said Executive Vice President and Chief Financial Officer, Jearld L. Leonhardt.  “However, material costs continue to rise and we may not be able to fully recover these costs in the short term.  As a result of this volatility, we expect operating margin in the second half of 2007 to be lower than the first half of the year.  Nonetheless, we are pleased to raise 2007 guidance and to be in a position to achieve record calendar year financial performance.”

Conference Call Information

CommScope plans to host a call today at 5:00 p.m. EDT to discuss second quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate on the conference call, domestic and international callers should dial +1-706-679-4510. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will be available through a link on the “Events/Presentations” tab of the Investor Relations section of CommScope’s website at www.commscope.com.

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial +1-402-977-9140 for the replay. The replay ID is 21344668 and it will be available through Monday, August 6. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope (NYSE: CTV — www.commscope.com) is a world leader in infrastructure solutions for communication networks.  Through its SYSTIMAX® SolutionsTM and Uniprise® Solutions brands, CommScope is the global leader in structured cabling systems for business enterprise applications. It is also the world’s largest manufacturer of coaxial cable for Hybrid Fiber Coaxial applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with high-performance wired or wireless cabling solutions.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, the proposed business combination between CommScope and Andrew and the anticipated consequences and benefits of such transaction, and other financial and operational items relating to CommScope and Andrew. Statements made in the future tense, and statements using words such as “intend,” “goal,” “estimate,” “expect,” “expectations,” “project,” “projections,” “plans,” “anticipates,” “believe,” “think,” “confident” and “scheduled” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope or Andrew. These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered. Relevant risks and uncertainties relating to the proposed transaction include, but are not limited to: the risk that required regulatory review and approval may not be obtained in a timely manner, if at all; Andrew’s stockholders may not approve the proposed transaction; the anticipated benefits and synergies of the proposed transaction may not be realized; the integration of Andrew’s operations with CommScope could be materially delayed or may be more costly or difficult than expected; the proposed transaction may not be consummated; legal proceedings may be commenced by or against CommScope or Andrew. Relevant risks and uncertainties generally applicable to CommScope and Andrew include, but are not limited to: changes in cost and availability of key raw materials and the ability to recover these costs from customers through pricing actions; customer demand for products and the ability to maintain existing business alliances with key customers or distributors; concentration of sales among a limited number of customers and distributors; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand for products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; ability to achieve expected sales, growth and earnings goals; costs of protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; regulatory changes affecting us or the industries we serve. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov, and Andrew’s filings with the SEC, which are available on Andrew’s website or at www.sec.gov. In providing forward-looking statements, neither CommScope nor Andrew intends, and neither undertakes any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Additional Information

In connection with the proposed merger, CommScope intends to file a registration statement with the SEC on Form S-4 and CommScope and Andrew expect to mail a proxy statement/prospectus to Andrew’s stockholders containing information about the merger.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS CAREFULLY WHEN THEY ARE AVAILABLE.

The registration statement and the proxy statement/prospectus will contain important information about CommScope, Andrew, the merger, and related matters.  Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the SEC at www.sec.gov.  In addition to the registration statement and the proxy statement/prospectus, CommScope and Andrew file annual, quarterly, and special reports, proxy statements, and other information with the SEC.  Printed copies of these documents can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any stockholder who requests them from either CommScope’s or Andrew’s Investor Relations Department:

Investor Relations	Investor Relations
CommScope, Inc.	Andrew Corporation
1100 CommScope Place, SE	3 Westbrook Corporate Center
P.O. Box 339	Suite 900
Hickory, North Carolina 28602 U.S.A.	Westchester, Illinois 60154 U.S.A.
Phone: 1-828-324-2200	Phone: 1-800-232-6767 or 1-708-236-6616
Fax: 1-828-982-1708	Fax: 1-708-492-3774
E-mail: investor.relations@commscope.com	E-mail: GlbWWW-Contact-InvestRelations@andrew.com

CommScope, Andrew and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Andrew stockholders in connection with the proposed transaction. Information about CommScope’s directors and executive officers and their ownership of CommScope common stock is set forth in the definitive proxy statement for CommScope’s 2007 annual meeting of stockholders, as filed by CommScope with the SEC on Schedule 14A on March 16, 2007. Information about Andrew’s directors and executive officers and their ownership of Andrew common stock is set forth in the definitive proxy statement for Andrew’s 2007 annual meeting of stockholders, as filed by Andrew with the SEC on Schedule 14A on December 29, 2006. Other information regarding the participants in the proxy solicitation will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

# # #

Investor Relations:	Media Relations:
Phil Armstrong	Matthew Sherman / Jeremy Jacobs
CommScope	Joele Frank, Wilkinson Brimmer Katcher
Telephone: +1 (828) 323-4848	Telephone: +1 (212) 355-4449
Email: phil.armstrong@commscope.com	email: msherman@joelefrank.com / jjacobs@joelefrank.com

CommScope, Inc.
Condensed Consolidated Statements of Operations
(Unaudited — In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$519,144	$411,881	$954,596	$764,135

Operating costs and expenses:
Cost of sales	356,550	303,333	660,058	570,848
Selling, general and administrative	67,561	58,253	127,243	112,430
Research and development	8,453	8,205	16,322	15,670
Restructuring costs	169	4,004	898	7,753
Total operating costs and expenses	432,733	373,795	804,521	706,701

Operating income	86,411	38,086	150,075	57,434
Other income (expense), net	(451)	27	(282)	665
Interest expense	(1,781)	(1,987)	(3,674)	(3,972)
Interest income	5,790	2,343	10,286	4,396

Income before income taxes and gain on OFS BrightWave note receivable	89,969	38,469	156,405	58,523

Income tax expense before income tax provision on gain on OFS BrightWave note receivable	(28,840)	(10,448)	(49,421)	(17,775)

Income before gain on OFS BrightWave note receivable	61,129	28,021	106,984	40,748
Gain on OFS BrightWave note receivable, net of tax of $11,175	—	18,625	—	18,625
Net income	$61,129	$46,646	$106,984	$59,373

Net income per share:
Basic	$1.00	$0.80	$1.76	$1.03
Assuming dilution (a)	$0.83	$0.65	$1.46	$0.85

Weighted average shares outstanding:
Basic	61,380	58,502	60,817	57,626
Assuming dilution (a)	74,755	72,221	74,207	71,519

(a) Calculation of net income per share, assuming dilution:
Net income (basic)	$61,129	$46,646	$106,984	$59,373
Convertible debt add-back (b)	629	629	1,258	1,258
Numerator (assuming dilution)	$61,758	$47,275	$108,242	$60,631

Weighted average shares (basic)	61,380	58,502	60,817	57,626
Dilutive effect of:
Stock options (c)	1,408	2,073	1,469	2,277
Phantom stock, restricted stock and performance units	473	152	427	122
Convertible debt (b)	11,494	11,494	11,494	11,494
Denominator (assuming dilution)	74,755	72,221	74,207	71,519

(b)            In March 2004, the Company issued $250 million of 1% convertible senior subordinated debentures, which are convertible into shares of common stock at a conversion rate of 45.9770 shares per $1,000 principal amount representing a conversion price of $21.75 per share.  These debentures are convertible into shares of CommScope common stock under specific circumstances as described in the Company’s Form 10-K for the year ended December 31, 2004.

(c)             No options to purchase common shares were excluded from the computation of net income per share, assuming dilution, for the three and six months ended June 30, 2007.  Options to purchase approximately 0.6 million common shares were excluded from the computation of net income per share, assuming dilution, for the three and six months ended June 30, 2006 because they would have been antidilutive.

CommScope, Inc.
Condensed Consolidated Balance Sheets
(Unaudited — In thousands, except share amounts)

	June 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$247,647	$276,042
Short-term investments	241,998	151,868
Total cash, cash equivalents and short-term investments	489,645	427,910

Accounts receivable, less allowance for doubtful accounts of $13,685 and $13,461, respectively	275,452	186,824
Inventories, net	179,946	153,596
Prepaid expenses and other current assets	12,884	14,914
Deferred income taxes	28,173	24,556
Total current assets	986,100	807,800

Property, plant and equipment, net	235,867	242,012
Goodwill	153,884	151,378
Other intangibles, net	70,851	63,967
Deferred income taxes	15,918	15,493
Other assets	22,652	21,823

Total Assets	$1,485,272	$1,302,473

Liabilities and Stockholders’ Equity

Accounts payable	$98,558	$74,927
Other accrued liabilities	102,368	95,316
Current portion of long-term debt	16,800	13,000
Total current liabilities	217,726	183,243

Long-term debt	250,000	271,100
Pension and postretirement benefit liabilities	90,232	89,995
Other noncurrent liabilities	30,588	19,031
Total Liabilities	588,546	563,369

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000; Issued and outstanding shares: None at June 30, 2007 and December 31, 2006	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued shares, including treasury stock: 71,799,216 at June 30, 2007 and 69,934,533 at December 31, 2006; Issued and outstanding shares: 61,599,216 at June 30, 2007 and 59,734,533 at December 31, 2006	718	699
Additional paid-in capital	585,410	532,344
Retained earnings	447,750	346,821
Accumulated other comprehensive income	8,383	4,775
Treasury stock, at cost: 10,200,000 shares at June 30, 2007 and December 31, 2006	(145,535)	(145,535)
Total Stockholders’ Equity	896,726	739,104

Total Liabilities and Stockholders’ Equity	$1,485,272	$1,302,473

CommScope, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited — In thousands)

	Six Months Ended June 30,
	2007	2006
Operating Activities:
Net income	$106,984	$59,373
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	24,912	28,409
Equity-based compensation	5,000	2,129
Deferred income taxes	(7,730)	6,904
Gain on OFS BrightWave note receivable	—	(29,800)
Changes in assets and liabilities	(71,307)	(70,360)
Net cash provided by (used in) operating activities	57,859	(3,345)

Investing Activities:
Additions to property, plant and equipment	(11,248)	(15,050)
Proceeds from OFS BrightWave note receivable	—	29,800
Net purchases of short-term investments	(90,130)	(8,680)
Proceeds from disposal of fixed assets	97	550
Cash paid for acquisitions	(16,392)	(13,810)
Net cash used in investing activities	(117,673)	(7,190)

Financing Activities:
Principal payments on long-term debt	(17,300)	(6,500)
Proceeds from the issuance of shares under equity-based compensation plans	32,832	42,035
Tax benefit from the issuance of shares under equity-based compensation plans	15,253	12,981
Net cash provided by financing activities	30,785	48,516

Effect of exchange rate changes on cash	634	808

Change in cash and cash equivalents	(28,395)	38,789
Cash and cash equivalents, beginning of period	276,042	146,549
Cash and cash equivalents, end of period	$247,647	$185,338

See notes to condensed consolidated financial statements.

CommScope, Inc.
Sales and Operating Income by Reportable Segment
(Unaudited — In millions)

	Three Months Ended June 30,
	2007	2006
Net Sales:
Enterprise	$239.4	$205.1
Broadband	163.4	136.5
Carrier	116.7	71.0
Inter-segment eliminations	(0.4)	(0.7)
Consolidated Net Sales	$519.1	$411.9

Operating Income:
Enterprise	$47.8	$23.8
Broadband	20.3	4.5
Carrier	18.3	9.8
Consolidated Operating Income	$86.4	$38.1

	Six Months Ended June 30,
	2007	2006
Net Sales:
Enterprise	$440.3	$377.2
Broadband	311.5	262.4
Carrier	203.8	125.7
Inter-segment eliminations	(1.0)	(1.2)
Consolidated Net Sales	$954.6	$764.1

Operating Income:
Enterprise	$77.3	$35.1
Broadband	41.9	12.5
Carrier	30.9	9.8
Consolidated Operating Income	$150.1	$57.4